Exhibit 2.1

Amendment to BUSINESS COMBINATION AGREEMENT

This Amendment to the Business Combination Agreement (this “Amendment”) is entered into as of November 8, 2021 (the “Amendment Effective Date”), by and among Capstar Special Purpose Acquisition Corp., a Delaware corporation (“Capstar”), CPSR Gelesis Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Gelesis, Inc., a Delaware corporation (the “Company”).

Recitals

Whereas, Capstar, Merger Sub and the Company are parties to that certain Business Combination Agreement, dated as of July 19, 2021 (as the same may be amended or modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 8.3 of the Business Combination Agreement, the Business Combination Agreement may be amended by a written agreement signed by each of the Parties thereto; and

WHEREAS, Capstar, Merger Sub and the Company now desire to enter into this Amendment in order to amend the Business Combination Agreement in the manner set forth herein.

Now, Therefore, in consideration of the representations, warranties, covenants and agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1.                  Definitions. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Business Combination Agreement.

2.                  Amendment to Business Combination Agreement. The Business Combination Agreement is hereby amended as follows:

(a)               The fourth recital to the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Stockholders, Capstar and the Company are entering into the letter agreement, substantially in the form attached hereto as Exhibit A (as the same may be amended or modified from time to time in accordance with its terms, the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Stockholder has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of Capstar or any other anti-dilution or similar protection with respect to the Capstar Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), such that the Capstar Class B Shares will convert into Capstar Class A Shares at the Closing on a one-to-one basis, and (c) subject certain of the Capstar Class B Shares and Capstar Class A Warrants currently held by the Sponsor to certain vesting conditions and potential forfeiture, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;”

(b)               A new definition is hereby added to Section 1.1 of the Business Combination Agreement as follows:

““Additional Transaction Share Consideration” means the number of Capstar Shares equal to the number of Forfeiture Shares (as defined in the Sponsor Letter Agreement) forfeited pursuant to Section 3(d) of the Sponsor Letter Agreement.”

(c)               The definition of “Aggregate Transaction Share Consideration” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Aggregate Transaction Share Consideration” means an aggregate number of Capstar Shares equal to (a) the Transaction Share Consideration, plus (b) the Rollover Vested Option Amount, plus (c) the Rollover Warrant Amount. For avoidance of doubt, Aggregate Transaction Share Consideration shall be equal to 67,500,000 Capstar Shares plus a number of Capstar Shares equal to the Additional Transaction Share Consideration, issuable either as Transaction Share Consideration or upon exercise of Vested Rollover Options or Rollover Warrants.

(d)               The definition of “Equity Value” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Equity Value” means $675,000,000.”

(e)               The definition of “Transaction Share Consideration” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Transaction Share Consideration” means an aggregate number of Capstar Shares equal to (a)(1) the Equity Value, divided by (2) the Capstar Share Value, minus (b) the Rollover Vested Option Amount, minus (c) the Rollover Warrant Amount, plus (d) the Additional Transaction Share Consideration.”

(f)                Section 2.1(b)(i) of the Business Combination Agreement is hereby amended by replacing it in its entirety with the following:

“At the Effective Time, and subject to the terms of this Agreement, Capstar shall issue 23,483,250 restricted Capstar Shares (the “Earn Out Shares”) to Company Stockholders, holders of Company Options (whether Vested Company Options or Unvested Company Options) and holders of Company Warrants pro rata with the portion of the Aggregate Transaction Share Consideration plus the Rollover Unvested Option Amount allocated to each Company Stockholder, holder of Company Options and holder of Company Warrants pursuant to Section 2.3.”

(g)               The words “January 18, 2022” in Section 7.1(d) of the Business Combination Agreement are hereby deleted and replaced with “January 31, 2022”.

(h)               A new clause is hereby added to Section 6.3 of the Business Combination Agreement as Section 6.3(e) as follows:

(e)       the Sponsor Letter Agreement, as amended as of the date hereof to provide for the forfeiture of 1,983,750 Capstar Class B Shares immediately prior to the Effective Time, shall be in full force and effect and shall have not been further amended nor subjected to the waiver of any party thereto without the prior written consent of the Company.

3.                  Effect on the Business Combination Agreement. Except as specifically amended by this Amendment, the Business Combination Agreement shall remain in full force and effect, and the Business Combination Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects. From and after the Amendment Effective Date, each reference in the Business Combination Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import, or to any provision of the Business Combination Agreement, as the case may be, shall be deemed to refer to the Business Combination Agreement or such provision as amended by this Amendment, unless the context otherwise requires.

4.                  Miscellaneous. The provisions of Sections 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.4 (Notices), 8.5 (Governing Law), 8.7 (Construction), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (WAIVER OF JURY TRIAL), 8.16 (Submission to Jurisdiction), and 8.17 (Remedies) of the Business Combination Agreement are incorporated by reference into this Amendment mutatis mutandis.

[Signature Pages Follow]

In witness whereof, the undersigned have executed this Amendment as of the date first set forth above.

CAPSTAR:

Capstar Special Purpose Acquisition COrp.

By:	/s/ R. Steven Hicks
	Name:	R. Steven Hicks
	Title:	Chief Executive Officer

MERGER SUB:

CPSR Gelesis Merger Sub, Inc.

By:	/s/ R. Steven Hicks
	Name:	R. Steven Hicks
	Title:	President

COMPANY:

Gelesis, Inc.

By:	/s/ Yishai Zohar
	Name:	Yishai Zohar
	Title:	President, Chief Executive Officer

[Signature Page to Amendment to Business Combination Agreement]